Exhibit 99.1

Applied Industrial Technologies Reports Fiscal 2016
First Quarter Results and Declares Dividend

CLEVELAND, OHIO (October 28, 2015) - Applied Industrial Technologies (NYSE: AIT) today reported first quarter fiscal 2016 sales and earnings for the three months ended September 30, 2015.

Net sales for the quarter were $641.9 million, a decrease of 8.6% compared with $702.3 million in the same quarter a year ago. The overall sales decrease for the quarter reflects a 1.8% increase from acquisition-related volume offset by a negative 3.2% foreign currency translation impact and a 7.2% decrease in core underlying operations. This 7.2% decrease consists of a 2.3% decline in traditional core operations along with a 4.9% decrease attributable to sales from the upstream oil and gas subsidiaries. Net income for the quarter was $24.3 million, or $0.61 per share, compared with $29.1 million, or $0.70 per share, in the first quarter of fiscal 2015.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “Our first quarter results reflect the continued impact of reduced demand in many industrial end markets, most notably oil and gas, as well as headwinds from foreign currency translation. We continue to take a disciplined approach to controlling costs and driving improved efficiencies across our business.

“As a result of the continued weakness in some of our served markets, we are revising our full-year guidance and now expect earnings per share between $2.65 and $2.85 per share on a sales decrease of 5% to 7%.

“We are fully committed to generating shareholder value in any economic cycle through our business performance; expanding our product, service and solution offering; and creating opportunities with current and new customers. In addition, we will continue to optimize our capital allocation through dividends, share repurchases and acquisitions. We are pleased with the recent acquisition of S. G. Morris Co., a strong strategic fit that further enhances our fluid power market leadership and provides additional growth opportunities.”

During the quarter, the Company purchased 451,100 shares of its common stock in open market transactions for $18.0 million. At September 30, 2015, the Company had remaining authorization to purchase 796,200 additional shares.

In addition, Mr. Schrimsher announced that the Company’s Board of Directors declared a quarterly cash dividend of $0.27 per common share, payable on November 30, 2015, to shareholders of record on November 16, 2015.

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on October 28. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-939-4079 or 1-212-231-2919 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com.
A replay of the call will be available for two weeks by dialing 1-800-633-8625 or 1-402-977-9141 (International) using passcode 21777795.

Founded in 1923, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “expect,” “will,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended
	September 30,
	2015	2014
Net Sales	$ 641,904	$ 702,325
Cost of sales	460,892	507,393
Gross Profit	181,012	194,932
Selling, distribution and administrative,
including depreciation	139,986	148,767
Operating Income	41,026	46,165
Interest expense, net	2,187	1,662
Other expense, net	1,004	244
Income Before Income Taxes	37,835	44,259
Income Tax Expense	13,544	15,137
Net Income	$ 24,291	$ 29,122
Net Income Per Share - Basic	$ 0.61	$ 0.70
Net Income Per Share - Diluted	$ 0.61	$ 0.70
Average Shares Outstanding - Basic	39,613	41,467
Average Shares Outstanding - Diluted	39,842	41,829

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) On August 3, 2015, the Company acquired substantially all of the net assets of Atlantic Fasteners, a distributor of C-Class consumables including industrial fasteners and related industrial supplies in Agawam, MA for a purchase price of $12,500. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2015	2015
Assets
Cash and cash equivalents	$ 63,966	$ 69,470
Accounts receivable, less allowances of $11,753 and $10,621	356,606	376,305
Inventories	350,807	362,419
Other current assets	42,527	51,111
Total current assets	813,906	859,305
Property, net	104,760	104,447
Goodwill	248,580	254,406
Intangibles, net	191,708	198,828
Other assets	17,306	17,982
Total Assets	$ 1,376,260	$ 1,434,968

Liabilities
Accounts payable	$ 142,636	$ 179,825
Current portion of long-term debt	3,975	3,349
Other accrued liabilities	111,686	126,898
Total current liabilities	258,297	310,072
Long-term debt	351,340	317,646
Other liabilities	56,500	65,922
Total Liabilities	666,137	693,640
Shareholders' Equity	710,123	741,328
Total Liabilities and Shareholders' Equity	$ 1,376,260	$ 1,434,968

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Three Months Ended September 30,

	2015	2014

Cash Flows from Operating Activities
Net income	$ 24,291	$ 29,122
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	3,930	4,211
Amortization of intangibles	6,083	6,491
Amortization of stock appreciation rights and options	630	577
Loss (Gain) on sale of property	90	(5)
Other share-based compensation expense	628	592
Changes in assets and liabilities, net of acquisitions	(23,514)	(58,891)
Other, net	2,450	(198)
Net Cash provided by (used in) Operating Activities	14,588	(18,101)
Cash Flows from Investing Activities
Property purchases	(3,112)	(3,100)
Proceeds from property sales	113	3
Acquisition of businesses, net of cash acquired	(11,250)	(129,810)
Net Cash used in Investing Activities	(14,249)	(132,907)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	35,000	34,000
Long-term debt borrowings	0	120,238
Long-term debt repayments	(681)	(690)
Purchases of treasury shares	(17,956)	(10,400)
Dividends paid	(10,745)	(10,402)
Excess tax (shortfall) benefits from share-based compensation	(59)	556
Acquisition holdback payments	(7,857)	0
Net Cash (used in) provided by Financing Activities	(2,298)	133,302
Effect of Exchange Rate Changes on Cash	(3,545)	(1,450)
Decrease in cash and cash equivalents	(5,504)	(19,156)
Cash and cash equivalents at beginning of period	69,470	71,189
Cash and Cash Equivalents at End of Period	$ 63,966	$ 52,033